UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Amendment No. 1

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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SRX GLOBAL, INC.
(Name of Registrant As Specified In Its Charter)

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Explanatory Note: This Amendment No. 1 to Information Statement dated June 24, 2026 (the “Amendment”) amends the definitive Information Statement filed by SRX Global, Inc. (formerly known as SRx Health Solutions, Inc.) (the “Company,” “we” or “our”) with the U.S. Securities and Exchange Commission (“SEC”) on October 20, 2025 (the “Information Statement”) and made available to the Company’s stockholders in connection with actions taken without a meeting by written consent of stockholders who hold a majority of the voting power of our voting capital stock.

This Amendment amends the Information Statement to correct a typographical error regarding the outside date that the Additional Reverse Split could be effectuated by the Company. The outside date which was approved by the Company’s board of directors and later by the Company’s stockholders was December 31, 2026, but was inadvertently stated in the Information Statement as being March 31, 2026. The typographical error appears in the Sections of the Information Statement entitled “Introduction” and “Additional Reverse Split – Board of Directors to Implement the Additional Reverse Split.”

The following replaces the disclosure in the ninth paragraph of the section of the Information Statement entitled “Introduction”:

Lastly, to authorize an additional reverse stock split (the “Additional Reverse Split”) of the Common Stock, to occur subsequent to the reverse stock split which was previously approved by the Stockholders on July 23, 2025 (the “Original Reverse Split”), which Additional Reverse Split would be effectuated at a ratio in the range of 15-to-1 and 85-to-1 (the “Additional Split Range”), with the timing (to occur subsequent to the Original Reverse Split but not later than December 31, 2026) and the actual ratio at which the Additional Reverse Split shall be effectuated to be determined by the Board in its discretion following the approval of the Additional Reverse Split by the Stockholders.

The following replaces the disclosure in the section of the Information Statement entitled “Additional Reverse Split – Board of Directors to Implement the Additional Reverse Split”:

ADDITIONAL REVERSE SPLIT

Board Discretion to Implement the Additional Reverse Split

The Board believes that stockholder approval of a range of Additional Reverse Split ratios (rather than a single exchange ratio) is in the best interests of the Stockholders because it provides the Board with the flexibility to achieve the desired results of the Additional Reverse Split and because it is not possible to predict market conditions at the time the Additional Reverse Split would be implemented. If the Stockholders approve this proposal, the Board would carry out the Additional Reverse Split only upon the Board’s determination that a Additional Reverse Split would be in the best interests of the Stockholders at that time, and only (without further stockholder approval) up to December 31, 2026. The Board would then set the ratio for the Additional Reverse Split within the range approved by the Stockholders and in an amount it determines is advisable and in the best interests of the Stockholders considering relevant market conditions at the time the Additional Reverse Split is to be implemented. In determining the Additional Reverse Split ratio, following receipt of stockholder approval, the Board may consider numerous factors including:

●	the projected impact of the Additional Reverse Split ratio on trading liquidity in the Common Stock and the Company’s ability to continue the listing of the Common Stock on the NYSE American;

●	the historical and projected performance of the Common Stock;

●	general economic and other related conditions prevailing in the Company’s industry and in the marketplace;

●	the Company’s capitalization (including the number of shares of Common Stock issued and outstanding);

●	the then-prevailing trading price for the Common Stock and the volume level thereof; and

●	potential devaluation of our market capitalization as a result of a Additional Reverse Split.

The Board intends to select a Additional Reverse Split ratio that it believes would be most likely to achieve the anticipated benefits of the Additional Reverse Split described above.